Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Statoil ASA’s Registration Statement on Form F-3 and related Prospectus of Statoil ASA for the registration of debt securities and common shares and to the incorporation by reference therein of our reports dated March 13, 2007, with respect to the consolidated financial statements of Statoil ASA, Statoil ASA management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Statoil ASA, included in its Annual Report (Form 20-F/A) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young AS
Ernst & Young AS
Norway
May 29, 2007